Exhibit 99.1

ZOLL Medical Corporation Announces Record Annual Results

Record Revenues and Profits for Fourth Quarter

CHELMSFORD, Mass.--(BUSINESS WIRE)--November 13, 2008--ZOLL Medical Corporation (Nasdaq GS: ZOLL), a manufacturer of resuscitation devices and software solutions, today announced that fiscal 2008 revenues increased 29% to $398,018,000, compared to fiscal 2007 revenues of $309,451,000. Net income for the year increased 41% to $23,441,000, compared to $16,662,000 in the prior year. Diluted earnings per share increased 36% to $1.10, compared to $0.81 in the prior year. Backlog was approximately $7.9 million at the end of the fiscal year.

Annual sales to the North American market increased by 27% to $301.4 million, compared to $237.4 million for the prior year. Sales to the North American hospital market increased 37% to $117.1 million, compared to $85.3 million last year. Excluding military sales, North American hospital sales increased 24% from $73.4 million to $90.9 million. Military sales were $26.2 million, compared to $11.9 million in the prior year period. Sales to the North American pre-hospital market increased 23% to $161.7 million, compared to $131.2 million in the prior year. International revenues increased by 34% to $96.6 million, compared to $72.1 million last year. Total AutoPulse® sales increased 21% to $17.8 million for the year, compared to $14.7 million in the prior year.

Fourth-quarter revenues for fiscal year 2008 increased 14% to $105.6 million, compared to $92.8 million in the fourth quarter of last year. Net income increased 30% to $8.9 million, compared to $6.8 million in the prior-year period, and diluted earnings per share increased 24% to $0.41 per share, compared to $0.33 in the fourth quarter of last year.

Fourth quarter sales to the North American market increased 9% to $81.1 million, compared to $74.1 million in the fourth quarter of 2007. Sales to the North American hospital market decreased 4% to $29.7 million, compared to $30.8 million in the fourth quarter of last year. Excluding the U.S. Military, sales to the North American hospital market were essentially flat. Sales to the U.S. Military decreased to $5.9 million, compared to $6.7 million in the prior year. Sales to the North American pre-hospital market increased 20% to $45.6 million, compared to $38.0 million for the same period last year. International sales increased by 31% to $24.5 million, compared to $18.7 million in the fourth quarter last year. Total AutoPulse shipments to all markets increased by 40% to $7.0 million, compared to $5.0 million in the fourth quarter of the prior year.

Richard A. Packer, Chief Executive Officer of ZOLL, commented, “We experienced another great year and fourth quarter in fiscal 2008. Overall, sales grew 29% in fiscal 2008, but as importantly, growth was spread across the Company, with all major areas of our business exceeding 20% growth. We are proud of our performance during the year, as both our traditional defibrillation products, as well as our emerging resuscitation products, performed well.”

Commenting further on the full year, Mr. Packer stated, “During the year, and again in the fourth quarter, our International sales exceeded our original estimates. Success was spread throughout the operation, with no one geography accounting for our success. We made particular progress with both the AutoPulse and AEDs in International markets. We achieved good growth in the North American Hospital market driven by the compelling new features of the R Series® professional defibrillator product, and a growing focus on the need for improvement in CPR within hospitals. In the North American Pre-hospital market, revenue from the Public Access AEDs, LifeVest® and data management products was up strongly and in line with our plan. Even in the North American EMS market, which was challenged during the year with unanticipated fuel costs and growing concerns over funding sources, our team grew sales in the low teens. We believe the diversified nature of our growth in 2008 is evidence that we are well positioned for the times ahead.”

With respect to specific products, Mr. Packer noted, “We are especially pleased with the performance of our LifeVest product, with sales growth above 50%, reaching $26.5 million for the year. The product continues to gain acceptance with cardiologists and has the potential to become a standard of care. Also, we were very pleased to see the AutoPulse gain momentum during the back half of the year, finishing Q4 at a 40% growth rate over this time last year.” Mr. Packer added, “As we enter 2009, we are very excited about the prospects for our recently launched R Series BLS product, which further strengthens our Hospital offering. This product offers a unique technology to allow a single defibrillator to serve the simple needs of a less-trained nurse, while at the same time being able to offer all the sophistication required by the highest-trained responders. Finally, we are also excited about our recently announced alliance with Welch Allyn. We believe this arrangement offers more opportunities for new products beyond 2009.”

Mr. Packer continued, “Coming off a very strong 2008 we believe we are positioned to make further progress in 2009 in spite of a very challenging economic outlook. In the summer, we had previously expressed caution looking forward, and certainly the external environment has not gotten better. Our backlog did not grow in Q4 as it typically does, and we continue to plan for an environment where capital spending may be constrained.”

He added, “Additionally, the rapid strengthening of the US dollar has created a significant headwind against the reported revenue and earnings of our International operations. However, our core business execution is strong and we expect some of this impact to be offset by improved operational efficiency, discretionary expense controls, and the accelerating momentum of our LifeVest business, which is not affected by capital spending levels. Overall, we continue to project 2009 revenue growth of approximately 10%. Earnings growth, assuming no further change in foreign exchange rates, will also be approximately 10%.”

Mr. Packer concluded, “Most importantly, our 2009 plan still has investments in growth areas such as the LifeVest, AutoPulse, therapeutic hypothermia, and our recently announced assumption of Welch Allyn’s defibrillator operations. These investments will position us well as we move through the back half of 2009 and into a better economic environment. We believe the longer term prospects for our business, as evidenced by the strength of our emerging resuscitation product portfolio, have never been stronger.”

ZOLL will host a conference call on Thursday, November 13, 2008 at 10:30 a.m. EST to discuss its fourth quarter financial results. This conference call will be accessible on the Company’s home page at www.zoll.com. Recorded replays of this conference call will be available on the web page beginning later that day.

About ZOLL Medical Corporation

ZOLL Medical Corporation is committed to developing technologies that help advance the practice of resuscitation. With products for pacing, defibrillation, circulation (with ZOLL’s See-Thru CPR® and Real CPR Help®) technologies, ventilation, and fluid resuscitation, ZOLL provides a comprehensive set of technologies that help clinicians, EMS professionals, and lay rescuers resuscitate sudden cardiac arrest or trauma victims. ZOLL also designs and markets software that automates the documentation and management of both clinical and non-clinical information.

ZOLL markets and sells its products in more than 140 countries. The company has direct operations, distributor networks, and business partners throughout the U.S., Canada, Latin America, Europe, the Middle East and Africa, Asia, and Australia. For more information, visit www.zoll.com or call +1 (978) 421-9655.

Certain statements contained in this press release, including statements regarding the anticipated development of the Company's business, our belief regarding revenues related to the LifeVest, and other statements contained herein regarding matters that are not historical facts, are “forward-looking” statements (as defined in the Private Securities Litigation Reform Act of 1995). Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to, those factors discussed in the section entitled “Risk Factors” in the Company's Quarterly Report on Form 10-Q filed with the SEC on August 8, 2008. You should not place undue reliance on the forward-looking statements in this press release, and the Company disavows any obligation to update or supplement those statements in the event of any changes in the facts, circumstances, or expectations that underlie those statements.

© 2008 ZOLL Medical Corporation. All rights reserved. 269 Mill Road, Chelmsford, MA 01824-4105. AutoPulse, M Series, E Series, R Series, LifeVest, ZOLL, See-Thru CPR, and Real CPR Help are registered trademarks of ZOLL Medical Corporation. All trademarks are property of their respective owners.

ZOLL MEDICAL CORPORATION CONDENSED CONSOLIDATED BALANCE SHEETS (In thousands)

	September 28, 2008	September 30, 2007
ASSETS
Current assets:
Cash and cash equivalents	$36,675	$37,631
Short-term investments	32,597	19,767
Accounts receivable, net	84,423	78,086
Inventory, net	61,023	57,929
Prepaid expenses and other current assets	12,313	11,809
Total current assets	227,031	205,222
Property and equipment, net	33,954	32,504
Other assets, net	85,035	81,712
	$346,020	$319,438
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$17,539	$21,860
Accrued expenses and other liabilities	60,623	61,792
Total current liabilities	78,162	83,652
Total stockholders’ equity	267,858	235,786
	$346,020	$319,438

ZOLL MEDICAL CORPORATION CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (In thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	September 28, 2008	September 30, 2007	September 28, 2008	September 30, 2007
Net sales	$105,599	$92,785	$398,018	$309,451
Cost of goods sold	47,318	41,623	187,330	140,664
Gross profit	58,281	51,162	210,688	168,787
Expenses:
Selling and marketing	29,562	26,243	111,835	91,855
General and administrative	7,117	6,829	30,681	26,203
Research and development	7,576	8,202	32,398	28,686
Total expenses	44,255	41,274	174,914	146,744
Income from operations	14,026	9,888	35,774	22,043
Other (expense) income	(1,288)	778	(258)	3,591
Income before taxes	12,738	10,666	35,516	25,634
Tax expense	3,875	3,841	12,075	8,972
Net income	$8,863	$6,825	$23,441	$16,662
Earnings per share:
Basic	$0.42	$0.33	$1.12	$0.82
Diluted	$0.41	$0.33	$1.10	$0.81
Weighted average common shares:
Basic	21,038	20,463	20,862	20,208
Diluted	21,611	20,860	21,304	20,678

CONTACT:
ZOLL Medical Corporation
A. Ernest Whiton, +1 978-421-9655
Chief Financial Officer